Exhibit 10.4
AMENDMENT TO
RESTRICTED SHARE UNIT AWARD AGREEMENT
UNDER THE
THOMPSON CREEK METALS COMPANY INC.
2010 LONG-TERM INCENTIVE PLAN
This Amendment to Restricted Share Unit Award Agreement (the “Amendment”) is between Thompson Creek Metals Company Inc. (the “Company”), and you, the Participant named below.
WHEREAS, the Company and the Participant are parties to one or more Restricted Share Unit Award Agreements (each a “RSU Agreement”) evidencing Restricted Share Unit Awards (the “RSU Awards”) under the Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan, as the same may be amended from time to time (the “Plan”); and
WHEREAS, consistent with the terms of the Plan, the Company desires to amend each RSU Agreement in certain respects as more particularly set forth in this Amendment.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the Company has determined to amend the RSU Agreements as follows:
1.     Amendment to Provision Relating to Termination of Employment or Service. The following provisions hereby replace the existing provisions in your RSU Agreements outstanding as of February 1, 2013 regarding vesting and forfeiture of your then-unvested RSU Awards upon your termination of employment with the Company:

Upon a termination of your employment (or other service to the Company, if applicable) for any reason (except as set forth herein), you will forfeit the portion of the Units (as defined in the applicable RSU Agreement) that is unvested at the time of termination, without any consideration due to you; provided, however, that:

(a)    in the event of your termination due to retirement on or after age 62 or termination due to death or total and permanent disability (evidenced by receipt of disability benefits under a Company-sponsored disability plan), your Units will continue to vest according the Vesting Schedule (as defined in the applicable RSU Agreement) as though you were in active, continuous employment (or other service to the Company, if applicable);

(b)    in the event of your termination by the Company without Cause (as defined in your employment agreement), the vesting of your Units will be accelerated such that the portion of your unvested Units that would have vested during the 24 months following the date notice of your termination of employment is given shall immediately vest on the date of such notice, and any remaining unvested Units will be immediately forfeited without any consideration due to you; and

(c)    in the event that your termination occurs within twelve (12) months a Change of Control (as defined in your employment agreement) or in anticipation of a Change of Control, either by the Company without Cause or by you as a result of a Triggering Event (as defined in your employment agreement), the vesting of your Units will be accelerated such that the portion of your unvested Units that would have vested during the 36 months following the date notice of your termination of employment is given shall immediately vest on the date of such notice, and any remaining unvested Units will be immediately forfeited without any consideration due to you.

2.    Except as expressly provided herein, the provisions of your RSU Agreements shall remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Agreement as of the day and year set forth below.

THOMPSON CREEK METALS COMPANY INC.

Date: February 28, 2013	By:	/s/ Kevin Loughrey
	Its:	Chairman and Chief Executive Officer

Acknowledged and Agreed:

Date: March 4, 2013	By:	/s/ Pamela L. Saxton
Pamela L. Saxton